Exhibit T3A-56

D The Commonwealth of Massachusetts William Francis Galvin Secretary of che Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 FORM MUST BE TYPED Articles of Entity Conversion of a ae C Domestic Non-Profit with a Pending Provisional REC WEDinal Certification to Dispense Medical Use Marijuana JAN 9 3 2018 (General Laws Chapter 156D, Section 9.53; 950 CMR 113.30) to a Domestic Business Corporation Dept. of Public Health _ MADepCoc Shntof thenonprof: SIRANATURALS,INC, Ct(14 #23 Boston, MA 02111 (2) A corporate name that satisfies the requirements ofG.L. Chapter 156D, Section 4.01: SIRA NATURALS, INC. (3) The plan of entity conversion was duly approved in accordance with the law. (4) The following information is required to be included in che articles oforganization pursuant co G.L. Chapter 156D, Section 2.02(a) or permitted to be included in ehe articles pursuant to G.L. Chapter 156D, Section 2.02(b): ARTICLE I ‘The exact name of the corporation upon conversion is; SIRA NATURALS, INC. ARTICLE II Unless the articles of organization othenvise provide, all corporations formed pursuant to G.L, Chapter 156D have the purpose of engaging in any lawful business, Please specify if you want a more limited purpose:* The corporation is organized: (a) to cultivate, manufacture, market, promote, sell, distribute and otherwise provide products containing cannabis, products that enable persons to consume cannabis in different forms and other related products, for both medicinal and recreational uses, but only in accordance with the laws of the Commonwealth of Massachusetts; (b) to engage in all activities incidental thereto; and (c) to engage in any other activities in which a corporation formed under the laws of the Commonwealth of Massachusetts may lawtully engage. f pc, 215009953960c1 1930-now 08/08/17

PC. The Commonwealth of Massachusetts William Francis Galvin 5 < Secretary of che Commonwealth £388 One Ashburton Place, Boston, Massachusetts 02108-1512 - ges gees .. g83 FORM MUST BE TYPED Articles of Entity Conversion of a FORM MUST 2 5 24 | ¥-% Domestic Non-Profit with a Pending Provisional 28 g z . Pez F kinal Certification to Dispense Medical Use Marijuana g ¢ 5 9 E . , to a Domestic Business Corporation Ze ae wt 3 JAN 3 8 2918 (General Laws Chapter 156D, Section 9.53; 950 CMR 113.30) asa Q aa t Piyalic Health gotPaa ofthe nonprofit: SIRA NATURALS, INC. Y OF14FF23 (2) Acorporate name that satisfies the requirements ofG.L. Chapter 156D, Section 4.01: SIRA NATURALS, INC. (3) The plan of entity conversion was duly approved inaccordance with the law, (4) The following information is required to be included in the articles oforganization pursuant to G.L. Chapter 156D, Section 2.02(a) or permitted to be included in the articles pursuant to G.L. Chapter 15GD, Section 2.02(b): ARTICLE I ‘The exact name of the corporation upon conversion is: ‘SIRA NATURALS, INC, , ARTICLE II Unless the articles oforganization otherwise provide, all corporations formed pursuant to G.L. Chaprer 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:* The corporation is organized: (a) to cultivate, manufacture, market, promote, sell, distribute and otherwise provide products containing cannabis, products that enable persons to consume cannabis in different forms and other related products, for both medicinal and recreational uses, but only in accordance with the laws of the Commonwealth of Massachusetts; (b) to engage in all activities incidental thereto; and (c) ta engage in any other activities in which a corporation formed under the laws of the Commonwealth of Massachusetts may lawfully engage. €15601952980c11300-naw ONO8/17 Medical Use of Marijun Progam Burea of Healthcr Safety and Quality Maschuet Departmn of Public Health

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	137,500 (Series A)			
Common	137,500 (Series B)			

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See the attached Continuation Sheet IV.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

Not applicable

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See the attached Continuation Sheet VI.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

CONTINUATION SHEET IV The total number of shares of all classes of capital stock which Sira Naturals Inc. (the “Corporation”) shall have authority to issue is 275,000 shares of Common Stock, no par value per share (“Common Stock”), of which (1) 137,500 shares are designated Series A Common Stock (“Series A Common Stock”); and (2) 137,500 shares are designated Series B Common Stock (“Series B Common Stock”). I, COMMON STOCK 1. General. Other than with respect to the dividend rights described herein, the Series A Common Stock and Series B Common Stock shall have the same rights hereunder. 2. Voting Rights. Each owner of record of Series A Common Stock and Series B Common Stock shall be entitled to one vote for each share of Series A Common Stock or Series B Common Stock standing in such owner’s name on the books of the Corporation. Except as otherwise required by law, the owners of the Series A Common Stock and Series B Common Stock shall vote together as a single class on all matters submitted to shareholders for a vote (including any action by written consent). 3. Dividends. Subject to the provisions of applicable law, the owners of Common Stock shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the Board of Directorsof the Corporation (the “Board”) maydetermine, declare, order to be paid and pay in accordance with the terms hereof in its sole discretion; provided however, that the Board may not determine, declare, order or pay any dividend to any owner of Series B Preferred Stock (with regard to such Series B Preferred Stock) if: (a) any outstanding loan owed by the Corporation to Green Parmers Lender I LLC GP Loans is in default (the “GP Loans”); or (b) the Corporation does not have in its cash reserves an amount equal to $103,261.36 multiplied by the number of months since April 1, 2015 (calculated on an ongoing basis until the GP Loans are paid in full). Any dividends payable in shares of Common Stock shall be payable in shares of the series of Common Stock on which the dividend is paid so that: (i) owners of Series A Common Stock shall receive stock dividends paid in shares of Series A Common Stock; and (b) owners of Series B Common Stock shall receive stock dividends paid in shares of Series B Common Stock. 4, Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation, afl remaining assets of the Corporation available for distribution to its shareholders shail be distributed pro rata to the holders of Common Stock. Sira Naturals, Inc. Continuation Page IV-1

CONTINUATION SHEET VI 6.1 Limitation Of Director Liability. Except to the extent that Chapter 156D of the Massachusetts General Laws or any other applicable law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. 6.2 Indemnification. (a) | The Corporation shall, to the fullest extent permitted by the applicable provisions of Chapter 156D of the Massachusetts General Laws, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan ofthe Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom; provided, however that the foregoing shall not require the Corporation to indemnify or advance expenses to any person: (i) in connection with any action, suit or proceeding initiated by or on behalf of such person against the Corporation or any counterclaim against the Corporation initiated by or on behalf of such person; and (ii) unless the person seeking indemnification shall execute a written undertaking (reasonably acceptable to the Corporation) to repay the Corporation any expenses or other amounts advanced and/or paid to such person under this Section the event that it is finally adjudicated in such action, suit or proceeding that such person did not act in good faith in the reasonable belief that such person’s action was in the best interests of (x) the Corporation or (y) to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. (b) Notwithstanding the provisions of Section 6.2(a) abovee, in the event that a pending or threatened action, suit or proceeding is compromised or settled in a manner which imposes any liability or obligation upon any person in a matter for which such person would otherwise be entitled to indemnification hereunder, no indemnification shall be provided to such person with respect to such matter if it is determined, pursuant to Section 6.2(c) below, on the basis of facts known at that time (without independent investigation), that such person did not act in good faith in the reasonable belief that such person's action was in the best interests of: (i) the Corporation or (ii) to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Sira Naturals, Inc. Continuation Page VI-1

(c) | Any determination of whether a person is entitled to indemnification pursuant to this Section 6.2 shall be made by: (i) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (the “Disinterested Directors”); (ii) if no such quorum is obtainable, a majority vote of a committee of two or more Disinterested Directors; (iii) a majority vote of a quorum of the outstanding shares ofstock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of shareholders who are not at that time parties to the action, suit or proceeding in question; (iv) independent legal counsel (who may be regular corporate counsel to the Corporation) appointed for such purpose by vote of the directors in the manner specified in clause (i) or (ii) above; or (v) a court of competentjurisdiction. (d) The indemnification rights provided in this Section 6.2: (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement, vote of shareholders or otherwise; and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons entitled to indemnification. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Section 6.2. 6.3 Other Provisions. (a) Meetings of the shareholders of the Corporation may be held anywhere in the United States. (b) | The Corporation shall have the power to be a partner in any business enterprise which this Corporation would have the power to conduct by itself. (c) Action required or permitted by Chapter 156D of the General Laws of Massachusetts to be taken at a shareholders’ meeting may be taken without a meeting by shareholders having not tess than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. {d) Notwithstanding the provisions of Section 8.03(a) of Chapter 156D of the General Laws of Massachusetts, the Corporation shall have such number of directors as shal! be fixed from time to time by the shareholders or directors of the Corporation without regard to the number of shareholders. (e) The Board (acting by majority vote) may amend, restate and/or repeal the By-Laws ofthe Corporation, as amended and/or restated to date, in whole or in part, except with tespect to any provision thereof which by virtue of an express provision in: (i) Chapter 156D of the General Laws of Massachusetts; (ii) the Articles of Organization of the Corporation; or (iii) the By-Laws, requires action by the shareholders ofthe Corporation. Sira Naturals, Inc. Continuation Page V1-2 43331410v.2

ARTICLE VII The effective date oforganization of the corporation is the date and time the articles were received for filing if the articles are not rejected within che time prescribed by law, Ifa later effective date is desired, specify such date, which may nor be later than the 90ch day after the articles are received for filing: ARTICLE VIII The information contained in this article is not a permanent part of the articles of organization. a. The street address of the initial registered office of the corporation in the commonwealth: 300 Trade Center, Suite 770, Woburn, MA 01801 b. The name ofits initial registered agenc at its registered office: Michael Dundas c. The names and addresses ofthe individuals who will serve as the initial directors, president, treasurer and secretary of the corporation (an address necd not be specitied if the business address ofthe officer or director is the same as the principal office location): President: Michael Dundas, 300 Trade Center, Suite 770, Woburn, MA 01801 Treasurer: Louis F. Karger, 300 Trade Center, Suite 770, Wobum, MA 01801 Secretary: Louis F. Karger, 300 Trade Center, Suite 770, Woburn, MA 01801 Director(s); Michael Dundas, Louis F. Karger, David S. Rosenberg, Robert A. Edelstein and Eric J. Wardrop 300 Trade Center, Suite 770, Woburn, MA 01801 d. The fiscal year endofthe corporation: December 31 e. A brief description of the type of business in which the corporation intends to engage: Cultivate, manufacture, market, promote, sell and distribute cannabis and related products. f The street address of the principal office ofthe corporation: 300 Trade Center, Suite 770, Woburn, MA 01801 g The street address where the records of the corporation required to be kept in the commonwealth are located is: 300 Trade Center, Suite 770, Wobum, MA 01801 , which is (number, street, city or town, state, zip code) its principal office; Q) an office of its transfer.agent; O an office of its sccretary/assistant secretary; Qa Signed Yee \ (signature ofauthorized individual) a Cmeoen ofthe board ofdirectors, President, OQ Other officer, O Court-appointed fiduciary, on this 18th day of January , 2018

COMMONWEALTH OF MASSACHUSETTS William Francis Galvin 130516 Secretary of the Commonwealch 0 ] One Ashburton Place, Boston, Massachusetts 02108-1512 Articles of Entity Conversion ofa Domestic Non-Profit with a Pending Provisional or Final Certification to Dispense Medical Use Marijuana to a Domestic Business Corporation (General Laws Chapter 156D, Section 9,53; 950 CMR 113.30) I hereby certify that upon examination ofthese articles ofconversion, duly submitted to me, it appears that the provisions of the General Laws relative thereto have been complied with, and I hereby approve said articles; and the filing fee in the amount of $ 47s having been paid, suid articles are deemed to haye been filedqth me this _ jl. day of b 2012 vat [3 Coan, time Effective date:, (aust be within 90dayyffiptate submitted) FpihorZ nsSs eo mn WILLIAM FRANCIS GALVIN aa Secretary ofthe Commonwealth i ~ Examin - In Filing fee: Minimum $250 = Name approval ~ Go TO BE FILLED IN BY CORPORATION — Contract Information: Susanne Sullivan c/o Seyfarth Shaw LLP Two Seaport Lane, Suite 300 Boston, MA 02210 Telephone: 617-946-8303 Email: Upon filing, a copy of this filing will be available ar www.scc.state.mna.us/cor, If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queuc.